EXHIBIT 10.3

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

Waste Management, Inc. (“Company”), and James C. Fish, Jr. (the “Executive”) hereby enter into this First Amendment to the Employment Agreement (the “Amendment”) as of the July 20, 2012 to hereby amend the Employment Agreement dated August 15, 2011, between the Company and the Executive (the “Employment Agreement”). The Effective Date of this Amendment shall be August 1, 2012 (or, if later, the date on which the Company files its quarterly report on Form 10-Q for the financial quarter ended on June 30, 2012). The Employment Agreement is amended, as follows:

1. As of the Effective Date, the first sentence of Section 3(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Executive shall serve as Executive Vice President and Chief Financial Officer.”

2. As of the Effective Date, the first sentence of Section 4(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

“During the Employment Period, the Company shall pay Executive a base salary at the annual rate of Five Hundred Thousand and 00/100ths Dollars ($500,000.00) per year, or such higher rate as may be determined from time to time by the Company (“Base Salary”).”

3. As of the Effective Date, Section 4(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

“During the Employment Period, Executive will be entitled to participate in an annual incentive compensation plan of the Company, as established by the Management Development and Compensation Committee (“Compensation Committee”) of the Board from time to time. Executive’s target annual bonus under this Agreement will be eighty-five percent (85%) of his Base Salary in effect for such year (the “Target Bonus”), and his actual annual bonus may range from 0% to 170% of Base Salary (i.e., a maximum possible bonus of two times the Target Bonus), and will be determined based upon (i) the achievement of certain corporate financial and/or performance goals, as may be established and approved from time to time by the Compensation Committee of the Board, and (ii) the achievement of personal performance goals as may be established by Executive’s immediate supervisor. Executive’s annual bonus for calendar year 2012 will be prorated between the time spent as Senior Vice President, Eastern Group and the time spent as Executive Vice President and Chief Financial Officer, in each case calculated using the applicable financial and operational performance objectives, salary, and target bonus for each such position. The annual bonus will be paid at such time and in such manner as set forth in the annual incentive compensation plan document.”

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to the Employment Agreement.

JAMES C. FISH, JR. (“Executive”)

/s/ James C. Fish, Jr.
James C. Fish, Jr.

WASTE MANAGEMENT, INC. (The “Company”)

By:	/s/ David P. Steiner
David P. Steiner
President and Chief Executive Officer

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